STERIS CORPORATION NEWS ANNOUNCEMENT FOR IMMEDIATE RELEASE	Exhibit 99.1

STERIS CORPORATION ANNOUNCES

FISCAL 2007 FOURTH QUARTER AND FULL YEAR RESULTS

Fourth Quarter Revenues Increase 6%

Earnings Reach Quarterly Record at $0.45 per Diluted Share

Company Provides Update on President and CEO Search

Mentor, Ohio (May 8, 2007)—STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2007 fourth quarter ended March 31, 2007. Fiscal 2007 fourth quarter revenues increased 6% to $349.8 million compared with $331.3 million in the fourth quarter of fiscal 2006, driven by strong growth in the Healthcare and Isomedix segments.

Fiscal 2007 fourth quarter net income was $29.8 million, or $0.45 per diluted share, compared with net income of $8.5 million, or $0.12 per diluted share, in the fourth quarter of fiscal 2006. Fiscal 2006 fourth quarter net income included a $1.1 million net gain related to discontinued operations. Net income from continuing operations for the fourth quarter of fiscal 2007 was $29.8 million, or $0.45 per diluted share, compared with net income from continuing operations of $7.4 million, or $0.11 per diluted share in the fourth quarter of fiscal 2006.

Included in fiscal 2007 fourth quarter net income from continuing operations is the impact of SFAS 123R, an accounting standard related to the expensing of stock-based compensation, which negatively impacted pre-tax income by $1.0 million. Also included in net income from continuing operations for the fourth quarter of fiscal 2007 and fiscal 2006 are expenses associated with the Erie/Mexico transfer of manufacturing operations. These expenses negatively impacted fiscal 2007 fourth quarter pre-tax income by $1.6 million, with $1.0 million of that amount reported as restructuring expenses. Restructuring expenses primarily related to the Erie/Mexico transfer negatively impacted fiscal 2006 fourth quarter pre-tax income by $25.3 million. The following table outlines the impact of these

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STERIS Corporation

News Announcement

specific items on an after-tax basis, which affect the comparability of net income from continuing operations for the fourth quarter of fiscal 2007, relative to the same period in the prior year.

	Three Months Ended March 31,
	2007		2006
	Amount	Diluted EPS	Amount	Diluted EPS
Net Income From Continuing Operations	$29,812	$0.45	$7,444	$0.11
Stock-Based Compensation Expense, Net of Tax	$640	$0.01	$—	$—
Restructuring Expenses—European Plan, Net of Tax	63	—	—	—
Erie/Mexico Transfer and Other Actions, Net of Tax	976	0.02	$15,701	$0.23

	$31,491	$0.48	$23,145	$0.34

“We are very pleased to have ended the year on a strong note, delivering solid fourth quarter revenue growth and record quarterly earnings per share,” said Les C. Vinney, STERIS’s president and chief executive officer. “In particular, our Healthcare and Isomedix segments each delivered high single-digit revenue growth in the quarter, while the Life Sciences decline resulted from tough comparisons with a strong prior year fourth quarter. From a profitability standpoint, ongoing productivity enhancements, increased volume levels, and improved pricing all contributed to delivering strong operating profit levels and increased earnings for the quarter and full year. While market growth continues at a modest pace, we are confident that the strategic initiatives we have put into place have positioned STERIS to sustain strong financial performance and build upon the success of fiscal 2007. Fiscal 2008 is anticipated to be another solid year, with continued revenue and earnings growth, however, shifting cost and expense levels are expected to skew earnings to the latter half of the year.”

President and CEO Search Update

The Company previously announced that Les C. Vinney would be stepping down as President and Chief Executive Officer by June 1, 2007. Since that announcement, the Search Committee of the Company’s Board, with the help of an international executive search firm, has undertaken an extensive process to recruit the best candidate to succeed Mr. Vinney. The Search Committee evaluated a number of very strong candidates. However, the selection of a new President and Chief Executive Officer is not complete due to complications arising late in the process. As a result, the search is continuing. To allow

STERIS Corporation

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for ongoing continuity of leadership and more time to complete this process, STERIS and Mr. Vinney have entered into a new agreement which provides for him to remain as President and Chief Executive Officer until the earlier date of the appointment of a successor, or October 1, 2007.

John P. Wareham, Chairman of the Board of Directors of STERIS, commented, “As we continue the process of selecting a new leader to take STERIS forward, the Board of Directors remains very positive about the Company’s future. Under Les’ continued leadership, the Company is making steady progress on its strategic initiatives, and is in a strong financial position. The process of selecting the best candidate to succeed Les is an important one and we expect our search efforts will be concluded in a considered and timely manner.”

Quarterly Segment Results

Healthcare revenues in the quarter increased 8% to $251.6 million compared with the fourth quarter of fiscal 2006. The segment experienced strong growth in U.S. capital revenues as sterile processing equipment shipments rebounded, as well as strong consumable revenues and continued growth in service. Order backlog for the fourth quarter was $63.8 million, an increase of 3% compared with the prior year period. Operating income in the healthcare segment was $43.4 million, compared with $11.3 million in the fourth quarter of fiscal 2006. Pre-tax expenses primarily related to the Erie/Mexico transfer negatively impacted the fiscal 2007 quarter by $1.6 million and the fiscal 2006 quarter by $24.8 million. Excluding those expenses, Healthcare operating income increased 25% to $45.0 million compared with $36.1 million in the prior year quarter. The improvement was primarily driven by increased volumes, pricing and productivity improvements which helped to offset continued increases in raw material costs.

Life Sciences fourth quarter revenues were $63.6 million, a decrease of 4% compared with record revenue levels in fourth quarter of fiscal 2006. The segment experienced a decline in capital equipment being sold into the United States research market. However, pharmaceutical production capital equipment, consumables, and service revenue growth within the segment were strong. Order backlog increased 9% to $46.4 million compared with the prior year period. Despite the decline in revenues, Life Sciences operating income increased 12% to $2.7 million in the quarter.

STERIS Corporation

News Announcement

Fiscal 2007 fourth quarter revenues for Isomedix Services were $34.6 million, an increase of 9% compared with the same period last year. Revenue growth was primarily driven by increased demand from medical device customers and normal contracted price increases. Operating income increased 17% to $5.7 million compared with a weak prior year quarter, and reflected increased volumes and pricing.

Fiscal 2007 Full Year Results

For the full year fiscal 2007, revenues increased 3% to a record $1.2 billion compared with fiscal 2006. Net income was $82.2 million, or $1.25 per diluted share, compared with $70.3 million, or $1.02 per diluted share in fiscal 2006. Net income from continuing operations for fiscal 2007 was $81.1 million, or $1.23 per diluted share, compared with net income from continuing operations of $62.9 million, or $0.91 per diluted share in fiscal 2006. Included in fiscal 2007 net income from continuing operations is the impact of SFAS 123R, an accounting standard related to the expensing of stock-based compensation, which negatively impacted pre-tax income by $9.9 million. Also included in net income from continuing operations for fiscal 2007 are expenses associated with the Erie/Mexico transfer of manufacturing operations and European profitability improvement initiatives. Combined, these expenses negatively impacted fiscal 2007 pre-tax income by $11.9 million, with $6.6 million of that amount reported as restructuring expenses. Fiscal 2006 also was impacted by restructuring expenses primarily related the Erie/Mexico transfer, which negatively impacted fiscal 2006 pre-tax income by $25.3 million. The following table outlines the impact of these specific items on an after-tax basis, which affect the comparability of net income from continuing operations for fiscal 2007, relative to the prior year.

	Twelve Months Ended March 31,
	2007		2006
	Amount	Diluted EPS	Amount	Diluted EPS
Net Income From Continuing Operations	$81,097	$1.23	$62,946	$0.91
Stock-Based Compensation Expense, Net of Tax	$6,101	$0.09	$—	$—
Restructuring Expenses—European Plan, Net of Tax	$1,046	$0.02	$—	$—
Erie/Mexico Transfer and Other Actions, Net of Tax	$6,286	$0.10	$15,701	$0.23

	$94,530	$1.44	$78,647	$1.14

STERIS Corporation

News Announcement

Cash Flow

Net cash provided by operations for fiscal 2007 was $95.7 million, compared with net cash provided by operations of $162.0 million in fiscal 2006. Free cash flow (see note 1) was $49.5 million in fiscal 2007, compared with free cash flow of $110.8 million in fiscal 2006. The decline in operating cash flow reflects working capital changes, including an approximately $30 million first quarter payment to the IRS for tax expenses and an increase in inventories of $17 million. The increase in inventories reflects new product and service initiatives, along with an $8 million inventory build related to the transfer of Erie manufacturing operations to Mexico.

Outlook

The table below provides the range of anticipated performance for fiscal year 2008 for key financial metrics.

Revenue Growth
Healthcare Segment	3% to 5%
Life Sciences Segment	11% to 13%
Isomedix Segment	5% to 6%
Total Net Revenues	4% to 6%
Total Net Revenues (in millions)	$1,250 - $1,270

Gross Margin Rate	42.5% to 43.5%

Operating Margin Rate
Healthcare Segment	13% to 14%
Life Sciences Segment	2% to 3%
Isomedix Segment	18% to 19%
Total Operating Margin Rate	11.5% to 12.5%

Diluted Earnings Per Share	$1.35 to $1.45

Free Cash Flow (in millions)	$70 to $75
Capital Expenditures (in millions)	$70 to $75

Inherent in this outlook are certain key assumptions such as the expectation that the Company’s revenue growth will be slightly above the anticipated growth rates in its key markets as the Company continues to benefit from new product offerings and improved pricing. Gross margin will vary within the ranges noted and could potentially be higher or lower due to changes in raw material costs, which are anticipated to continue to negatively impact the profitability of the Company. The tax rate for the full year is anticipated to be approximately 38.5% but will vary from quarter to quarter. The Company’s results are expected to follow its regular pattern of sequentially increasing revenues and earnings

STERIS Corporation

News Announcement

throughout the year. In fiscal 2008, this earnings pattern may be accentuated by the nature of the costs and benefits associated with the transfer of Erie manufacturing operations to Mexico, the impact of raw material costs and the Company’s own pricing strategy. As a result, roughly one-third of annual earnings is expected to be achieved in the first half of the year and two-thirds in the second half.

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris-ir.com or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-517-645-6486 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on May 8, 2007, until 5:00 p.m. Eastern time on May 22, 2007, either over the Internet at www.steris-ir.com or via phone by calling 1-800-756-3940 in the United States and Canada, and 1-402-998-0796 internationally.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

(1) Free cash flow is a non-GAAP number used by the Company as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. Free cash flow is

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defined as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. STERIS’s calculation of free cash flow may vary from other companies.

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This news release and the conference call referenced here may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “confidence,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that application of or compliance with laws, court rulings, regulations, certifications or other requirements or standards may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, results, or value, (d) the potential of international unrest or effects of fluctuations in currencies, tax assessments or rates, raw material costs, benefit or retirement plan costs, or other regulatory compliance costs, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, and (f) the possibility that anticipated cost savings may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, executive transition or other issues or risks associated with the matters described in this release, or the referenced conference call, may adversely impact Company performance, results, or value.

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$349,837	$331,274	$1,197,407	$1,160,285
Cost of revenues	204,867	197,944	692,600	676,100

Gross profit	144,970	133,330	504,807	484,185

Operating expenses:
Selling, general, and administrative	83,102	81,384	326,896	315,582
Restructuring expense	1,142	25,308	6,584	25,308
Research and development	8,870	8,036	33,626	33,597

	93,114	114,728	367,106	374,487

Income from operations	51,856	18,602	137,701	109,698
Non-operating expense, net	983	845	4,771	1,580

Income from continuing operations before income tax expense	50,873	17,757	132,930	108,118
Income tax expense	21,061	10,313	51,833	45,172

Income from continuing operations	29,812	7,444	81,097	62,946
Gain on sale of discontinued operations, net of tax	—	1,008	1,058	6,234
(Loss) income from discontinued operations, net of tax	—	—	—	1,109

Net income	$29,812	$8,452	$82,155	$70,289

Earnings per common share (EPS) data:
Basic earnings per common share
Continuing operations	$0.46	$0.11	$1.24	$0.92
Discontinued operations	—	0.02	0.02	0.11

Net income	$0.46	$0.13	$1.26	$1.03

Diluted earnings per common share
Continuing operations	$0.45	$0.11	$1.23	$0.91
Discontinued operations	—	0.01	0.02	0.11

Net income	$0.45	$0.12	$1.25	$1.02

Cash dividends declared per common share outstanding	$0.05	0.04	$0.18	0.16

Weighted average number of common shares outstanding used in EPS computation:
Basic number of common shares outstanding	64,931	67,425	65,174	68,238
Diluted number of common shares outstanding	65,539	68,066	65,731	68,939

STERIS Corporation

Consolidated Condensed Balance Sheets

(In thousands)

	March 31, 2007	March 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$52,296	$72,732
Accounts receivable, net	251,207	242,002
Inventories, net	131,997	112,224
Other current assets	49,220	33,357

Total Current Assets	484,720	460,315

Property, plant, and equipment, net	388,899	401,536
Goodwill and intangible assets, net	332,947	326,529
Other assets	2,604	593

Total Assets	$1,209,170	$1,188,973

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$76,184	$87,057
Other current liabilities	141,215	147,089

Total Current Liabilities	217,399	234,146

Long-term debt	100,800	114,480
Other liabilities	116,679	109,520
Shareholders’ equity	774,292	730,827

Total Liabilities and Shareholders’ Equity	$1,209,170	$1,188,973

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)
Segment Revenues:
Healthcare	$251,642	$233,591	$845,674	$817,014
Life Sciences	63,558	65,898	217,952	215,827
STERIS Isomedix Services	34,637	31,785	133,781	127,444

Total Segment Revenues	$349,837	$331,274	$1,197,407	$1,160,285

Segment Operating Income (Loss):
Healthcare	$43,422	$11,306	$110,559	$88,914
Life Sciences	2,717	2,427	4,213	(379)
STERIS Isomedix Services	5,717	4,869	22,929	21,163

Total Segment Operating Income	$51,856	$18,602	$137,701	$109,698

STERIS Corporation

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Twelve Months Ended March 31,
	2007	2006
	(Unaudited)
Operating Activities:
Net income	$82,155	$70,289
Non-cash items	53,496	47,203
Working capital adjustments	(39,923)	44,463

Net cash provided by operating activities	95,728	161,955

Investing Activities:
Purchases of property, plant, equipment, and intangibles, net	(49,024)	(51,170)
Proceeds from sale of property, plant, equipment and intangibles	2,825	—
Proceeds from sale of discontinued operations	2,927	22,111
Investments in businesses, net of cash acquired	—	(7,165)

Net cash used in investing activities	(43,272)	(36,224)

Financing Activities:
(Payments) proceeds under credit facilities, net	(12,980)	11,780
Payments on long-term obligations and capital leases, net	(1,687)	(4,708)
Repurchases of common shares	(60,170)	(84,153)
Cash dividends paid to common shareholders	(11,754)	(10,937)
Deferred financing fees	—	(217)
Stock options and other equity transactions, net	10,924	11,834

Net cash used in financing activities	(75,667)	(76,401)
Effect of exchange rate changes on cash and cash equivalents	2,775	(145)

(Decrease) increase in cash and cash equivalents	(20,436)	49,185
Cash and cash equivalents at beginning of period	72,732	23,547

Cash and cash equivalents at end of period	$52,296	$72,732

	Twelve Months Ended March 31,
	2007	2006
	(Unaudited)	(Unaudited)
Calculation of Free Cash Flow from continuing operations:
Cash flows from operating activities	$95,728	$161,955
Purchases of property, plant, equipment, and intangibles, net	(49,024)	(51,170)
Proceeds from the sale of property, plant, equipment, and intangibles	2,825	—

Free Cash Flow from Continuing Operations	$49,529	$110,785

Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles, net (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. Free cash flow is a non-GAAP figure under Securities and Exchange Commission rules. The Company uses free cash flow as a measure to gauge its ability to fund future growth opportunities, repurchase common shares, and pay cash dividends. STERIS’s calculation of free cash flow may vary from other companies.